(Exhibit (p)(2))
                      BURNHAM ASSET MANAGEMENT CORPORATION

                                 CODE of ETHICS

I.        INTRODUCTION

         A primary duty of all directors, officers and employees of Burnham Asset Management Corporation ("The Adviser") and its affiliated companies, when dealing with investment advisory clients, is to conduct themselves in conformance with the highest ethical standards. Thus, no director, officer or employee of the Adviser shall engage in any activity that could result in an actual, potential, or perceived conflict of interest and must avoid any action which my be perceived as a breach of trust.

         This Code of Ethics ("Code") and the accompanying Policy and Procedures Designed to Detect and Prevent Insider Trading sets forth the policies concerning the purchase or sale of securities by directors, officers or employees or their family members. It further sets forth the procedures to be us" to report the purchase or sale of any securities by such person. This Code is designed to avoid any act, practice, or course of business prohibited by
Section 17(j) of the. Investment Company Act of 1940, as amended ("Investment Company Act") and Rule 17j-l promulgated thereunder, to ensure compliance with the requirements of Sections 204A and 204 of the investment Advisers Act of 1940 and Rule 204-2(a)(12) thereunder and to prevent the misuse of material non-public information.

II.       Definitions

         A. "The Adviser" means Burnham Asset Management Corporation.

         B. "Security" shall mean, in addition to any stock or bond, any warrant or option to buy or sell any security and any warrant for, option in, or security immediately convertible to that security. The term security does not include securities issued by the U.S. Government, state or municipal governments bankers acceptances, bank certificates of deposit, commercial paper, and capital shares of registered open-end investment companies.

         C. "Advisory Client" means any individual, group of individuals, partnership, trust or company, including a registered investment company for whom the Adviser acts as investment adviser.

         D. "Advisory Person" means any director, officer or employee of the Adviser or any company in a control relationship to the Adviser, who, in connection with his/her regular functions or duties, makes, any recommendation for the purchase or sale of a security, or participates in the determination of which recommendation shall based*, or obtains. Any information concerning which securities is being recommended to be purchased or sold on behalf of Advisory Client.

         E. "Control" shall have the same meaning as that set forth in section 2(a)(9) of the Investment Company Act.

         F. A security is "being considered for purchase or sale" When a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

         G. "Affiliate Account" means the account of any family member an defined herein; the account for which any Advisory Person is a custodian or trustee the account of any partnership joint venture, trust or other entity in which an Advisory Person or his/her family member has a beneficial interest the account at a director or officer of a mutual fund Advisory Client.

         H. "Family Member" means the spouse, minor child, parent or sibling of an Advisory Person, and any adult related blood or marriage that resides in the same household or any minor child or other relative dependent for financial support upon a director, officer or employee.

         I. "Beneficial Interest" means an interest whereby a parson can, directly or indirectly, control the disposition at 4L security or derive a monetary or other benefit from the purchase sale or ownership of a security.

III.      PROHIBITIONS

          1. No Advisory Person my purchase or sell, directly or indirectly, for his/her personal account or an Affiliate Account, a security in which he/she, by reason of such transaction acquires any beneficial interest which he/she knew, or in the exercise of reasonable prudence, should have known at the time of the purchase or sale

          a. is being considered or is likely to be considered in the near future for the purchase or sale for an Advisory Client;

          b.  is being purchased or sold for Advisory Clients.

     2. No Advisory Person, except in the coarse of his/her duties, reveal to any other person any information regarding securities transactions being considered, recommended or executed on behalf of Advisory Clients.

     3. No Advisory Person shall purchase or sell securities while in possession of material non-public information nor shall arty Advisory Person or employee communicate, material non-public information to another person.

     4. No Advisory Person may have a direct or indirect beneficial interest in a brokerage account or similar account in which securities or commodities may be traded with any financial institution other than Burnham Securities Inc. Exceptions to this prohibition say be granted by the Compliance Supervisor. Should an exception be granted, the Advisory Person will be required to assure that duplicate copies of all confirmations and monthly brokerage statements are sent to the Compliance Supervisor.

IV.  EXEMPTED TRANSACTIONS

     The Prohibitions of Section III of this Code shall not apply to the following transactions:
               a. Purchases or sales effected in any account over which the
                  Advisory Person has no direct or indirect influence or control.

               b. Purchases or sales of securities which are not eligible for purchase or sale by Advisory Clients.

               c. Purchases or sales which are non-volitional on the part of the
                  Advisory Person.

               d. Purchases or sales of securities which are part of an
                  automatic dividend reinvestment plan.

               e. Purchases of securities effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

               f. Purchases or sale which receive the prior approval of the
                  Compliance Officer because they are not potentially harmful to any Advisory Client's interest since they would be unlikely to affect a highly institutional market or they clearly are not related economically to the securities or futures contracts to be purchased, sold or hold by an Advisory Client.

V.        PROCEDURES

         1. All Advisory Persons will receive and acknowledge receipt of this Code.

         2. All Advisory Persons shall, no later than 10 days after the end of each calendar quarter, complete a Securities Transaction Report and submit this to the compliance supervisor. This report must be completed whether or not any securities transactions occurred. A copy of this report is attached as Exhibit 1.

VI.       DUTIES OF THE COMPLIANCE SUPERVISOR

         The administration of the duties and obligations imposed by this code shall be the responsibility of the compliance Supervisor. The duties include:

         1. Maintenance of a current list of all Advisory Persons.

         2. Review of Report of Securities Transactions by Advisory Persons, and any other records deemed necessary with a view toward assurance of compliance with this Code.'

         3. Furnishing to all advisory Persons a copy of this Code and issuing, either personally or with the assistance of counsel, interpretations of this Code.

         4. Maintain, or cause to be maintained, in an easily accessible place, for a period of not less than five (5) years: a copy or this Code; (ii) a record of any violation of this Code and any action taken as a result of such violation
(iii) a list of all persons who, within the last five (5) years have been required to make reports pursuant to this Code; (iv) a copy of all reports filed pursuant to this Code.

All Advisory Persons are charged with reporting any violations of this Code to the Compliance Supervisor.